EXHIBIT 99.1

Flushing Financial to Speak to Institutional Investors

LAKE SUCCESS, N.Y., July 30, 2012 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Savings Bank, FSB (the "Bank"), today announced that John R. Buran, the Company's President and Chief Executive Officer and David W. Fry, the Company's Executive Vice President and Chief Financial Officer, through an arrangement with Sandler O'Neill + Partners, L.P., will meet with individual institutional investors on August 1st in Minneapolis, Minnesota and on August 2nd in Houston, Texas.

WHO	Flushing Financial Corporation, with $4.4 billion in consolidated assets, is the parent holding company for Flushing Savings Bank, FSB. Flushing Bank is a trade name of Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its seventeen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide. Flushing Commercial Bank, a wholly-owned subsidiary, provides banking services to public entities including counties, cities, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.
WHAT	Meetings with individual institutional investors through an arrangement with Sandler O'Neill + Partners, L.P.
WHERE/WHEN	Minneapolis, Minnesota on August 1, 2012 and Houston, Texas on August 2, 2012.
PRESENTATION	The presentation will focus on the Company's performance and its strategic operating objectives. The presentation will be available on the Company's website, www.flushingbank.com, on July 30, 2012.
RECENT NEWS	* July 24, 2012 – Flushing Financial Corporation Reports Second Quarter Core Earnings Per Share of $0.31, a $0.07 Per Share Increase From First Quarter.
* May 15, 2012 – Flushing Financial Corporation Declares Quarterly Dividend of $0.13 Per Share.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's web site at http://www.flushingbank.com.

CONTACT: David Fry
         Executive Vice President and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400